AMENDMENT ONE TO THE EXECUTIVE SERVICE AGREEMENT
Between
INC RESEARCH HOLDING LIMITED
and
ALISTAIR MACDONALD

THIS AMENDMENT is made on 1 April 2017 BETWEEN

1.	INC RESEARCH HOLDING LIMITED (registered under company number 06910205), of Riverview, the Meadows Business Park, Station Approach, Blackwater, Camberley, Surrey GU17 9AB (the “Company”); and

2.	ALISTAIR MACDONALD (the “Executive”). The Board has approved the terms of this Agreement under which the Executive is to be employed.

WHEREAS, the Company and the Executive entered into that certain Executive Service Agreement dated 27 July 2016 (the “Agreement”); and

WHEREAS, in order to better align the terms of the Agreement and the Executive’s outstanding equity awards with those generally applicable to other senior executives of the Company and its Affiliates and the terms of current equity awards of INC Research Holdings, Inc. (“Holdings”) and in compliance with the pension regulations of the United Kingdom, the parties hereto desire to entire into this amendment which shall be effective as of date first provided above;

NOW, THEREFORE, for the mutual covenants contained in the Agreement and herein, the parties agree as follows:

1.	The following definitions shall be added to Section 1.1 of the Agreement, to read as follows:

“Affiliate” means, with respect to any individual or entity, any other individual or entity who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such individual or entity.

“Base Salary” means the Executive’s annual salary as described in Section 6.1 hereof.

“Bonus” means the bonus(es) payable pursuant to the MIP (as defined in Section 7.1 hereof) or such other plan that provides for the payment of incentive bonuses as may be, from time to time, authorized by the Board.

“Cause” means the occurrence of any act or circumstance described in Sections 18.1.1 through 18.1.9 of the Agreement.

“Change in Control” means:

(a)
any merger, consolidation, or reorganization involving Holdings, in which, immediately after giving effect to such merger, consolidation or reorganization, less than fifty percent (50%) of the total voting power of outstanding stock of the surviving or resulting entity is then “beneficially owned” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)) in the aggregate by the stockholders of Holdings immediately prior to such merger consolidation or reorganization;

(b)
any sale, lease, exchange, or other transfer of all or substantially all of the assets of Holdings to any other person or entity (other than to one or more wholly-owned subsidiaries of Holdings) in a transaction or a series of related transactions;

(c)	the dissolution or liquidation of Holdings;

(d)
when any person or entity not currently a stockholder, including a “group” as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including, without limitation, power to vote) of more than fifty percent (50%) of the outstanding shares of Holding’s voting stock (based upon voting power); or

(e)	as a result of or in connection with a contested election of directors, the persons who were directors of Holdings before such election shall cease to constitute a majority of the Board.

“CIC Period” means the period commencing the date three (3) months prior to a Change in Control and ending twenty-four (24) months following such Change in Control.

“Equity Award” means an award covering the common stock of Holdings granted under any equity incentive plan maintained by Holdings from time to time under which the Executive has been granted equity incentive awards, including, without limitation, (i) the INC Research Holdings, Inc. 2010 Equity Incentive Plan, or (ii) the INC Research Holdings, Inc. 2014 Equity Incentive Plan; as amended from time to time, or any successor plan(s) thereto, or any successor to such plan.

“Good Reason” means the occurrence, without the Executive’s express written consent, of any of the following events:

(a)	a material reduction in the Executive’s Base Salary or Target Bonus Amount;

(b)	a material adverse change to the Executive’s title or a material reduction in Executive’s authority, job duties or responsibilities;

(c)	a requirement that the Executive relocate to a principal place of employment more than fifty (50) miles from the Executive’s current office location; or

(d)	a material breach by the Company of the terms of the employment agreement, if any, with the Executive.

For purposes of this Agreement, any event described above shall constitute Good Reason only if the Executive provides the Company with written notice of the basis for the Executive’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company giving rise to such Good Reason and the Company has not cured the identified actions or inactions within thirty (30) days of such notice.

“Non-CIC Period” means the period prior to or following a CIC Period.

“Qualifying Termination” means a (i) termination of the Executive’s employment by the Company other than for Cause, death or disability or (ii) termination of the Executive’s employment as a result of a resignation by the Executive for Good Reason.

“Target Bonus Amount” means, with respect to any fiscal year of the Company, the amount of the target bonus for such year that is established for the Executive under the MIP, in accordance with Sections 7.1 and 7.2 hereof.

2.	Section 6.5 is hereby added to the Agreement, to read in its entirety as follows:

“6.5    The Company shall pay the Executive a travel allowance of $7,500 USD per annum, to be paid in July of each year, as applicable, and subject to Deductions.”

3.	Section 8.1 of the Agreement is hereby amended, to read as follows:

“8.1    The Company shall maintain the Company’s Group Personal Pension Plan (the “Company Pension”) subject to its rules from time to time in force and any statutory limits imposed from time to time. Details of the Company Pension can be obtained from the HR Department. The Company reserves the right to vary the benefits payable under the Company Pension or, terminate, or substitute another pension scheme for the existing Company Pension at any time. For the 2017-2018 U.K. tax year, the Company will offer the following choices to the Executive:

8.1.1
allow the Executive to contribute 3% (or such other percentage as is required by the Company Pension or law) of the Executive’s Base Salary to the Company Pension and the Executive will receive a Company contribution of 10% of Base Salary to the Company Pension. For subsequent U.K. tax years, the Executive will have a right to a similar pension arrangement; Or

8.1.2
allow the Executive to contribute the established maximum annual allowance, (₤10,000) to the Company Pension and the Executive will receive a cash payment (₤56,500) equal to the difference between the total contribution of 13% of Base Salary and the maximum annual allowance, reduced by the national insurance cost on the calculated cash payment. The cash payment will be payable in approximately equal monthly installments in arrears and subject to Deductions. For subsequent U.K. tax years, the Executive will have a right to a similar pension arrangement.”

4.	The following clause is hereby added to the end of Section 14.12 of the Agreement, to read as follows:

“For the avoidance of doubt, nothing in this Agreement or any other agreement between the Executive and the Company or any of its Affiliates is intended to impair the Executive’s rights to make disclosures under any applicable U.S. federal whistleblower law.”

5.	Section 18.3 is hereby added to the Agreement, to read in its entirety as follows:

“18.3    Qualifying Termination During a Non-CIC Period. Subject to sections 18.3.4 and 18.5.4, if the Executive’s employment terminates as a result of a Qualifying Termination during a Non-CIC Period, then the Executive shall be entitled to the payments and benefits detailed in section 18.3.1, 18.3.2 and 18.3.3 together known as the “Non-CIC Period Termination Payment”:

18.3.1 A lump-sum cash amount equal to the sum of (i) any unpaid Base Salary through the Termination Date, (ii) any outstanding Bonus for which payment is due and owing as of the Termination Date, (iii) any paid time off pay that is accrued and unused as of the Termination Date, and (iv) any unreimbursed expenses properly incurred by the Executive in accordance with the Company’s business expense reimbursement policy;

18.3.2 A lump sum cash payment equal to the sum of two (2) times Base Salary, provided that such amounts shall be offset against (and not be in addition to) any severance payments (including U.K. “compromise settlement” payments) required under applicable law; and

18.3.3 Continuation of health care coverage for the Executive and his dependents for a period of 12 months after the Termination Date substantially equivalent to the coverage then provided to similarly situated active employees of the Company, at rates equivalent to that paid by similarly situated active employees.

18.3.4    The Non-CIC Period Termination Payment shall be paid or provided less such deductions as are required by law, in full and final settlement of all claims or rights of action which he may have against the Company or any Group Company and their respective officers and employees, arising out of or in connection with their employment or its termination, any directorships or their termination or otherwise, whether they are contractual or statutory or arise under English or European law, except for any claim for personal injury arising out of any failure by the Company to comply with its legal obligations under relevant health and safety legislation. The Executive shall not be entitled to any further compensation in respect of the termination of his employment and he agrees to waive, release and discharge any or all such rights and claims and acknowledges that it is a condition of the receipt of the Non-CIC Period Termination Payment that he shall execute such documents, in a form reasonably acceptable to the Company, as it may require.”

6.	Section 18.4 is hereby added to the Agreement, to read in its entirety as follows:

“18.4     Qualifying Termination During a CIC Period. Subject to sections 18.4.5 and 18.5.4, if the Executive’s employment terminates as a result of a Qualifying Termination during a CIC Period, then the Executive shall be entitled to the payments and benefits detailed in sections 18.4.1, 18.4.2, 18.4.3 and 18.4.4 (in addition to any other benefits specified herein) together known as the “CIC Period Termination Payment”:

18.4.1 A lump-sum cash amount equal to the sum of (i) any unpaid Base Salary through the Termination Date, (ii) any outstanding Bonus for which payment is due and owing as of the Termination Date, (iii) any paid time off pay that is accrued and unused as of the Termination Date, and (iv) any unreimbursed expenses properly incurred by the Executive in accordance with the Company’s business expense reimbursement policy;

18.4.2    A lump sum cash payment equal to (i) three (3) times Base Salary, plus (ii) the Target Bonus Amount, or if greater, the Target Bonus Amount in effect prior to an event giving rise to a claim for Good Reason under subsection (a) of such definition, provided that such amounts offset against (and not be in addition to) any severance payments (including U.K. “compromise settlement” payments) required under applicable law;

18.4.3    Notwithstanding Section 7.4, any unvested Equity Awards will become fully vested and, if applicable, such Equity Award shall remain exercisable for the period set forth in the agreement evidencing the grant of the Equity Award, and, for the avoidance of any doubt, the provisions of this Section 18.4.3 shall supersede the provisions contained in the agreements evidencing the grant of the Equity Awards; and

18.4.4 Continuation of health care coverage for the Executive and his dependents for a period of 12 months after the Termination Date substantially equivalent to the coverage then provided to similarly-situated active employees of the Company, at rates equivalent to that paid by similarly situated active employees.

18.4.5    The CIC Period Termination Payment shall be paid or provided less such deductions as are required by law, in full and final settlement of all claims or rights of action which he may have against the Company or any Group Company and their respective officers and employees, arising out of or in connection with their employment or its termination, any directorships or their termination or otherwise, whether they are contractual or statutory or arise under English or European law, except for any claim for personal injury arising out of any failure by the Company to comply with its legal obligations under relevant health and safety legislation. The Executive shall not be entitled to any further compensation in respect of the termination of his employment and he agrees to waive, release and discharge any or all such rights and claims and acknowledges that it is a condition of the receipt of the CIC-Period Termination Payment that he shall execute such documents, in a form reasonably acceptable to the Company, as it may require”

7.	Section 18.5 is hereby added to the Agreement, to read in its entirety as follows:

“18.5 Form and Time of Payment.

18.5.1 The payments contemplated under Sections 18.3.1 and 18.4.1 shall be paid as of the Termination Date.

18.5.2 The lump sum cash payments contemplated under (i) Section 18.3.2 shall be paid within 60 days after the Termination Date and (ii) Section 18.4.2 shall be paid within 60 days after the later of the date of the Change in Control or the Termination Date.

18.5.3 Equity Awards granted in the form of restricted stock units that vest pursuant to Section 18.4.3 shall be settled within 60 days after the later of the date of the Change in Control or the Termination Date.

18.5.4 The payments and benefits contemplated under Sections 18.3.2, 18.3.3, 18.4.2, 18.4.3 and 18.4.4 shall be subject to and conditioned upon the execution of a release within 55 days of the Termination Date in the form attached hereto as Exhibit A.”

All other terms and conditions of the Agreement shall remain in full force and effect.

[signature page follows]

Signed on behalf of the COMPANY:	_/s/ Christopher L. Gaenzle______________
Christopher L. Gaenzle
Director

Signed by the EXECUTIVE:	_/s/ Alistair Macdonald________________
Alistair MacDonald